Press Release	Source: Gamma Pharmaceuticals Inc

Gamma Pharmaceuticals Inc to Sell Products in 7-Eleven Stores in China

Thursday April 10, 10:31 am ET

LAS VEGAS & BEIJING--(BUSINESS WIRE)--Gamma Pharmaceuticals Inc (OTCBB: GMPM - News) announced they have received initial orders to sell Gamma’s IceDROP®, instant hand sanitizer in 7-Eleven stores in Beijing, PRC. There are more than sixty 7-Eleven outlets in the Chinese capitol.

Peter Cunningham, Gamma’s CEO, noted, “The 7-Eleven orders in Beijing mark Gamma’s first foray into the convenience store channel in Beijing and is a major milestone for Gamma’s China team.” Gamma’s China business is managed through the Company’s Hong Kong subsidiary, Gamma Pharmaceuticals (HK) Limited and the Company’s Beijing Representative Office. Mr. Cunningham also commented, “The idea for our IceDROP® product line was our recognition of an increased consumer awareness for hygiene related products due to China’s recent experience with infectious disease outbreaks and topical disinfection in the prevention of infectious disease. In parallel is the increasing affluence in urban China and the improved understanding of hygiene and health-related issues. It is our expectation these changing attitudes will enable significant market penetration for our products.”

About Gamma Pharmaceuticals Inc

Gamma Pharmaceuticals Inc is a marketing and product formulation company focused on developing, marketing, and selling innovative product lines of nutritional supplements, personal care products and OTC pharmaceutical products in Greater China (China, Hong Kong & Taiwan) and the United States. Gamma’s product formulations, based on its proprietary “Gel Delivery Technology” are marketed and sold in categories growing at 60% per year and generally described as “wellness products.” Gamma offers consumers one of the industry’s only full suite of gel product forms, including solid gels, liquid gels, crystal gels and gel strips. Gamma’s leading position in gel technologies enables the Company to profit from consumer preferences which are moving away from pills and capsules and towards new and more effective gel product forms. Gamma presents consumers with a choice that ! offers a more pleasant experience with convenient, great tasting and fast acting product forms.

Gamma master brands include the following: Brilliant Choice™, Savvy Choice™ and AirDefense™ Vitamins & Nutritional Supplements and immune boosters; iceDROP Instant Hand Sanitizer™ (Beijing); Diabetes Type II / Pre-Diabetes, Stress reduction, Cognition, Well being, Menopause Symptoms, and Personal Care Products. Youth targeted products are sold as Jugular™ Energy – “Go for the Jugular™.” Gamma also develops and manufactures house brands for various major retailers. At this time Gamma is holding licenses for 9 SKUs in China.

Gamma targets consumers in the fast growing Greater China and U.S. wellness and healthcare markets (LOHAS) and the youth energy products market with our Gel products. Primary Channels are retail pharmacies, supermarkets, club stores and other big box outlets, as well as the U.S. Military. Secondary channels are Internet and direct selling. Gamma uses third party distributors mainly in Asia or sells direct to retail channels.

Forward-Looking Statements: This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Contact:

Gamma Pharmaceuticals Inc

Joseph Cunningham

Peter Cunningham

702-989-5262

Source: Gamma Pharmaceuticals Inc